SUB-ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of this 1st day of December, 2005, by and between HighMark Capital Management, Inc. ("HighMark"), a California corporation, and SEI Investments Global Funds Services (the
"Sub-Administrator"), a Delaware business trust.

         WHEREAS, HighMark Funds (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series portfolios (the "Portfolios"), each of which may consist of one or more classes of shares of beneficial interest (the "Shares");

         WHEREAS, the Trust has retained HighMark to provide, or to retain others to provide, administrative and accounting services to the Trust;

         WHEREAS, HighMark desires the Sub-Administrator to provide, and the Sub-Administrator is willing to provide, administrative and accounting services to the Portfolios on the terms and conditions set forth herein; and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, HighMark and the Sub-Administrator hereby agree as follows:

      ARTICLE 1. ENGAGEMENT OF THE SUB-ADMINISTRATOR. HighMark hereby engages the Sub-Administrator to provide to the Portfolios with accounting and administrative services as set forth in this Agreement. The Sub-Administrator hereby accepts such engagement in accordance with the terms of this Agreement and subject to the supervision of HighMark and the Board of Trustees of the Trust. The Sub-Administrator shall be deemed to be an independent contractor for all purposes under this Agreement.

         ARTICLE 2. ADMINISTRATIVE AND ACCOUNTING SERVICES. The Sub-Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule A attached hereto and incorporated by reference. The Sub-Administrator, at its expense, shall provide all necessary office space, equipment, and facilities (including facilities for shareholders' meetings) for providing such services. The Sub-Administrator may sub-contract with third parties to perform certain of the services to be performed by the Sub-Administrator hereunder; provided, however, that the Sub-Administrator shall remain principally responsible to HighMark for the acts and omissions of such other entities and the Sub-Administrator prospectively obtains pre-approval from HighMark (and the Trust's board of trustees as deemed necessary in consultation with HighMark) before sub-contracting for any non-ministerial functions. The parties acknowledge that the Sub-Administrator has sub-contracted for certain services to date. In meeting its duties hereunder, Sub-Administrator shall have the general authority to do all acts deemed in the Sub-Administrator's good faith belief to be necessary to perform its obligations under this Agreement.


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

         ARTICLE 3.        ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE SUB-ADMINISTRATOR. The Sub-Administrator shall provide at its own expense the personnel necessary to perform its obligations under this Agreement. The Sub-Administrator shall also pay all compensation, if any, of officers of the Trust who are affiliated persons of the Sub-Administrator or any affiliated person of the Sub-Administrator; provided, however, that unless otherwise specifically provided, the Sub-Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

         (B) FUND EXPENSES. The Sub-Administrator shall not be responsible for expenses of HighMark or the Trust unless specifically agreed to herein, including, without limitation: organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material, shareholder statements, confirmations and notices to existing shareholders (including any fees charged by Automated Data Processing, Inc. with respect to mailing any such materials to beneficial shareholders); all expenses incurred in connection with issuing and redeeming Shares; the costs of pricing services; the costs of custodial services; the cost of initial and ongoing registration of the Shares under Federal and state securities laws; bank service charges; rating agency fees; NSCC trading charges; fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Sub-Administrator or HighMark or any affiliated person of an affiliated person of the Sub-Administrator or HighMark; the costs of Trustees' meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to the Trust other than service providers with whom the Sub-Administrator has entered into a sub-contracting arrangement for the provision of services the Sub-Administrator is obligated to provide hereunder. HighMark shall request the Trust to reimburse the Sub-Administrator for its reasonable out-of-pocket copying, postage, telephone, fax expenses and similar types of expenses incurred by the Sub-Administrator in the performance of its duties.

         ARTICLE 4. COMPENSATION OF THE SUB-ADMINISTRATOR. HighMark shall pay to the Sub-Administrator compensation at the annual rate specified in Schedule B (attached hereto and incorporated by reference) until this Agreement is terminated in accordance with Article 6. Such compensation shall be calculated and accrued daily, and paid to the Sub-Administrator monthly in arrears. The Sub-Administrator's compensation shall be prorated for partial months in a manner consistent with the foregoing fee calculation.

         ARTICLE 5. LIMITATION OF LIABILITY AND INDEMNIFICATION OF THE SUB-ADMINISTRATOR. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. Sub-Administrator shall use its reasonable best efforts in the performance of its services under this Agreement. Notwithstanding the foregoing requirement, the Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article 5, the term "Sub-Administrator" shall include trustees, officers, employees and other agents of the Sub-Administrator as well as that entity itself.


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

         So long as the Sub-Administrator, or its agents, acts with good faith and with due diligence hereunder, HighMark assumes full responsibility and shall indemnify the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Sub-Administrator in carrying out its duties hereunder during the Initial Term or a Renewal Term of this Agreement; (ii) the Sub-Administrator's reliance upon any instruction, notice or other instrument that the Sub-Administrator reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust, its investment adviser, sub-adviser or other duly authorized agent during the Initial Term or a Renewal Term of this Agreement; (iii) any misstatement or omission in any prospectus, registration statement, annual or other periodic report or proxy statement of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or its investment adviser; or (iv) any breach by HighMark of any representation, warranty or agreement contained in this Agreement; provided however, that in no event shall the Trust be obligated to indemnify the Sub-Administrator against any liability to which the Sub-Administrator would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement. The Sub-Administrator may apply to HighMark at any time for instructions and may consult auditors or counsel for the Trust or, at its own expense, the Sub-Administrator's own counsel accountants or other experts, with respect to any matter arising in connection with the Sub-Administrator's duties, and the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or opinions. To the extent the Sub-Administrator consults with the Trust's counsel or the Trust's auditors pursuant to this provision, any such expense shall not be borne by the Sub-Administrator.

         Nothing herein shall make the Sub-Administrator liable for the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services unless in each case such third party is engaged by the Sub-Administrator. The Sub-Administrator may rely upon information provided by the Trust's transfer agent and custodian, and has no duty to investigate or confirm the accuracy or adequacy of any such information.

         ARTICLE 6. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective on the date set forth in Schedule B hereto (the "Effective Date"). This Agreement shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule B, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on 90 days' prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (c) as to any Portfolio or the Trust, effective upon the liquidation or sale of such Portfolio or the Trust, as the case may be; or (d) by HighMark in the event of termination of the administration agreement between HighMark and the Trust or sale of the Trust, in which case HighMark shall provide the Sub-Administrator with 45 days' prior written notice. Upon remediation of any alleged material breach, the notice of termination provided by the terminating party shall no longer have the effect of terminating the Agreement. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of the Trust or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash or securities to the shareholders in complete liquidation of the interests of such shareholders in the entity.

         Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Sub-Administrator, with the knowledge or consent of HighMark, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the then pertinent provisions of this Agreement, including without limitation, the provisions dealing with indemnification shall continue in full force and effect. Compensation due the Sub-Administrator and unpaid by HighMark upon such termination shall be immediately due and payable upon and notwithstanding such termination. If HighMark terminates this Agreement or, if this Agreement terminates as a result of the liquidation or sale of the Trust, the Sub-Administrator shall be entitled to collect from HighMark, in addition to the compensation described in Schedule B, the amount of all of the Sub-Administrator's reasonable expenses in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents.

         ARTICLE 7. REPRESENTATIONS OF HIGHMARK. HighMark represents and warrants that: (1) as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized the issuance of an indefinite number of shares and has elected to register an indefinite number of shares in accordance with Rule 24f-2 under the 1940 Act; and (2) this Agreement has been duly authorized by HighMark and the Trust and, when executed and delivered by HighMark, will constitute a legal, valid and binding obligation of HighMark, enforceable against HighMark in accordance with its terms.

         ARTICLE 8. DELIVERY OF DOCUMENTS. HighMark has furnished to the Sub-Administrator, or will furnish prior to the Effective Date, the following:

         (a) Copies of the Trust's current Declaration of Trust and Bylaws and any amendments thereto; and

         (b) Copies of the current Prospectus and Statement of Additional Information for each Portfolio.


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

HighMark shall promptly provide the Sub-Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Sub-Administrator receives such updated information or document, the Sub-Administrator shall have no obligation to implement or rely upon such updated information or document. The Sub-Administrator shall not be deemed to have notice of any change of authority of any officers, employee or agents of the Trust until receipt of written notice thereof from the Trust or HighMark.

         ARTICLE 9. ACTIVITIES OF THE SUB-ADMINISTRATOR. The services of the Sub-Administrator rendered to HighMark and the Trust hereunder are not to be deemed to be exclusive. The Sub-Administrator is free to render such services to others and to have other businesses and interests.

         ARTICLE 10. CONFIDENTIALITY. The Sub-Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders received by the Sub-Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that the Sub-Administrator may disclose such information it reasonably believes is required by law and, if allowed by law, after prior notification to and approval in writing by HighMark.

         ARTICLE 11. CERTAIN RECORDS. The Sub-Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Sub-Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Sub-Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

         ARTICLE 12. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Sub-Administrator will comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Sub-Administrator hereunder.

         ARTICLE 13. INTERNET ACCESS. Data and information may be made electronically accessible to the Trust, HighMark and/or sub-advisers through Internet access to one or more links owned by, operated by or licensed by the Sub-Administrator, which is separate and distinct from the Funds' website (each a "Web Link"). All rights in all Web Links (including text and "look and feel" attributes) are owned by the Sub-Administrator. Any commercial use of the content or any other aspect of a Web Link requires the written permission of the Sub-Administrator. Use of a Web Link by HighMark, the Trust or its agents will be subject to any terms of use set forth on the web site. A Web Link and the information (including text, graphics and functionality) in the Web Link is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Sub-Administrator neither warrants that Web Links will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Links.


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

         ARTICLE 14. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and Schedule A and Schedule B constitute the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof whether oral or in writing. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         ARTICLE 15. ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other party.

         ARTICLE 16. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

         ARTICLE 17. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, United Parcel Post (or substantially similar delivery service), postage prepaid or by overnight courier, in each case, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to HighMark, at 475 Sansome Street, 14th Floor, Attn: Vice President of Fund Administration, San Francisco, California 94111; and if to the Sub-Administrator at One Freedom Valley Drive, Oaks, Pennsylvania, 19456 to the attention of General Counsel, SEI Investments Global Funds Services.

         ARTICLE 18. EQUIPMENT FAILURES. In the event of equipment failures beyond the Sub-Administrator's control, the Sub-Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Sub-Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. The foregoing limitation of liability provision shall not apply where the Sub-Administrator could have reasonably invoked its business continuity plan to avoid the failure to comply caused by the equipment failure.

         ARTICLE 19. DEFINITIONS OF CERTAIN TERMS. The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 20. HEADINGS. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.


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

         ARTICLE 21. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 22. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 23. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

         ARTICLE 24. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


HIGHMARK CAPITAL MANAGEMENT, INC.

By: /s/ Earle A. Malm
   ------------------------------
    Name: Earle A. Malm II
    Title: Chairman of the Board, President & CEO


SEI INVESTMENTS GLOBAL FUNDS SERVICES

By: /s/ David M. Campbell
   -------------------------------
Name:  David M. Campbell
Title: Vice President



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

                                   SCHEDULE A
                       TO THE SUB-ADMINISTRATION AGREEMENT
                          DATED AS OF DECEMBER 1, 2005
                                     BETWEEN
                        HIGHMARK CAPITAL MANAGEMENT INC.
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES


Sub-Administrator shall provide the following services with respect to the
Trust:

(a)      Maintain the Trust's accounting books and records;

(b) Obtain portfolio security valuations from appropriate sources consistent with the Trust's pricing and valuation policies, and calculate net asset value of each portfolio and class;

(c) Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

(d) Obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

(e) Monitor and advise the Trust and its Portfolios on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

(f) Assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to shareholders;

(g) Provide information and data to assist in the creation of marketing materials;

(h) Provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to the Sub-Administrator's services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by the Sub-Administrator, and as to the Sub-Administrator's internal controls) for the Trust's certifying officers to render the certifications required by Sarbanes-Oxley;

(i) Provide a form of certification for the Trust's certifying officers as required by Sarbanes-Oxley;

(j) Provide performance and expense data for review and use by HighMark in its annual 15(c) presentation;


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

(k) In consultation with HighMark, create project plans and manage such plans with respect to Portfolio mergers and liquidations, new Portfolio or share class launches, redemptions-in-kind and proxy solicitations;

(l) Furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable;

(m) Upon request by HighMark, examine and review, from a commercial perspective based on the Sub-Administrator's industry knowledge of other service organizations such as those listed in this sub-section as opposed to from a compliance perspective, the operations and performance of the various organizations providing services to the Trust or any Portfolio of the Trust, including without limitation, the Trust's distributor, custodian, transfer agent, outside legal counsel and independent public accountants, and at the request of the Trustees, report to the Trustees on the performance of organizations;

(n) Perform all routine administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are in the ordinary course of business and not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, administration agreement, distribution agreement, custodian agreement and transfer agent agreement (to the extent such functions or services arise from or relate to a new regulatory requirement, HighMark, the Sub-Administrator and the Trust shall agree as to which parties are responsible for (i) the performance of such function or service and (ii) the expenses associated with the performance of such function or service);

(o) Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

(p) Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

(q) Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

(r) Provide standardized performance reporting data to the Trust and its adviser;

(s) Provide performance, financial and expense information for registration statements and proxies;

(t) Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;


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

(u) Prepare Trust's financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-SAR, N-Q, N-CSR and 24f-2, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file via EDGAR Forms N-PX, N-SAR, N-Q, N-CSR and 24f-2, annual/semi-annual reports and any additional report or filing that the Trust is required by law or regulation to file;

(v) Prepare, sign and file federal and state tax returns for the Trust other than those required to be prepared and filed by the Trust's transfer agent or custodian.

(w) Provide consulting with respect to the ongoing design, development and operation of the Trust, including new portfolios or share classes and/or load structures and financing, as well as changes to investment objectives and policies for existing portfolios;

(x) Assist with the design, development, and operation of the Trust, including new portfolio and class investment objectives and structure, and supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to shareholders in accordance with the procedures prescribed in the Trust's Registration Statement, with applicable law, and with such other procedures as may be established by the Trustees of the Trust;

(y) Provide consultation to the Trust on regulatory matters relating to the operation of the Trust as requested and coordinate with the Trust's counsel regarding such matters;

(z) Provide annually copies of the Sub-Administrator's SAS 70 report and its most recent board approved business continuity plan or summary thereof with respect to the services provided hereunder;

(aa) Assist counsel to the Trust in the development of policies and procedures relating to the operation of the Trust;

(bb) Act as liaison to counsel to the Trust and, where applicable, to counsel to the Trust's independent Trustees;

(cc) Coordinate with Trust counsel in the preparation, review and execution of contracts between the Trust and third parties, such as the Trust's investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

(dd) Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Sub-Administrator, and coordinate with Trust's counsel in responding to any non-routine regulatory matters with respect to such matters;

(ee) Review registration statements and proxies prepared by Trust counsel as such documents relate to or describe services provided by the Sub-Administrator or one of its affiliates;


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

(ff) Prepare registration statement supplements for review by Trust counsel and file registration statement supplements after such review;

(gg) Provide such fund accounting, financial and other reports in connection with quarterly meetings of the Board of Trustees as the Board may reasonably request, including, without limitation, monthly brokerage commission reports and monthly sales activity reports;

(hh) Provide individuals to serve as ministerial officers of the Trust, as requested;

(ii) Coordinate with Trust's counsel on filing of the Trust's registration statements and proxy statements, and coordinate printing and delivery of the Trust's prospectuses and proxy statements;

(jj) Coordinate the Trust's Board of Trustees' schedule, agenda and production of Board meeting materials, and attend Board meetings (if requested);

(kk) Handle blue sky matters, including coordinating as necessary the registration or qualification of shares of the Trust with appropriate state securities authorities;

(ll) Monitor each Portfolio's compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to its status as a regulated investment company;

(mm) Prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust's shares with state securities authorities, monitor sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's shares with state securities authorities to enable the Trust to make a continuous offering of its shares;

(nn) Sub-Administrator may provide secondary, post-trade (T+2 or later) compliance testing with respect to certain applicable Trust investment policies and guidelines and regulatory limitations. Such testing is limited to information that is readily available to the Sub-Administrator and capable of being monitored in accordance with Sub-Administrator's standard systems and procedures. Sub-Administrator shall not be liable for compliance violations arising from an adviser's or sub-adviser's failure to ensure that the Trust's investments comply with applicable investment policies and regulations;

(oo) Develop and prepare communications to shareholders for review and comment by Trust counsel (including the annual report to shareholders, exclusive of management's discussion of fund performance), coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including tabulation process for shareholder meetings;

(pp)     Provide data for year-end 1099's and supplemental tax letters;

(qq) Manage the Trust's proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;

(rr)     Mail or engage a mail house to mail the Trust's annual privacy notice;
         and

(ss) Perform any other services not addressed in this Schedule A for the Trust as the parties may agree to from time to time.


                               [END OF SCHEDULE A]

                                   SCHEDULE B
                       TO THE SUB-ADMINISTRATION AGREEMENT
                          DATED AS OF DECEMBER 1, 2005
                                     BETWEEN
                        HIGHMARK CAPITAL MANAGEMENT INC.
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:     This Agreement shall apply with respect to all Portfolios of the
Trust, either now existing or created after the date of this Agreement, including HighMark International Opportunities Fund and HighMark Small Cap Advantage Fund which have been registered with the Securities and Exchange Commission but not yet publicly offered. The following is a listing of the current publicly offered portfolios of the Trust (collectively, the "Portfolios"):

                     1.  HighMark 100% US Treasury Money Market Fund
                     2.  HighMark California Tax-Free Money Market Fund
                     3.  HighMark Diversified Money Market Fund
                     4.  HighMark US Government Money Market Fund
                     5.  HighMark Balanced Fund
                     6.  HighMark Core Equity Fund
                     7.  HighMark Large Cap Growth Fund
                     8.  HighMark Large Cap Value Fund
                     9.  HighMark Small Cap Growth Fund
                     10. HighMark Small Cap Value Fund
                     11. HighMark Value Momentum Fund
                     12. HighMark Bond Fund
                     13. HighMark California Intermediate Tax-Free Bond Fund
                     14. HighMark National Intermediate Tax-Free Bond Fund
                     15. HighMark Short Term Bond Fund
                     16. HighMark Capital Growth Allocation Fund
                     17. HighMark Growth and Income Allocation Fund
                     18. HighMark Income Plus Allocation Fund


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Fees:           Pursuant to Article 4, HighMark shall pay the
                Sub-Administrator the following fees, at the annual rate set forth below calculated daily based upon the aggregate average daily net assets of the Trust (the "Assets") and paid monthly:

                0.04% of the first $10 billion in Assets; and 0.035% of Assets in excess of $10 billion.

         This fee schedule is subject to a minimum annual fee of $2,800,000, which is $233,333 monthly for all Portfolios and classes in existence as of the effective date of this Agreement. Additionally, a minimum sub-administration fee ("Minimum Fee") shall apply in the following circumstances. Currently, there are a total of 43 share classes for all Trust portfolios. In the event a share class is added to a Portfolio after the Trust has a total of 47 share classes, a Minimum Fee of $10,000 shall apply to each additional share class, to be allocated pro-rata among all share classes of the Portfolio. In the event a new Portfolio is created AND publicly offered after the effective date of this Agreement (a "New Portfolio"), a Minimum Fee of $55,000 shall apply to each New Portfolio including one share class. In the event a New Portfolio has more than one share class, and the total share classes for the Trust have reached a total of 47, the Minimum Fee applicable to the New Portfolio shall be increased by $10,000 for each additional share class, which shall be allocated pro-rata among all share classes of the New Portfolio. A Minimum Fee for any Portfolio shall not apply in any month in which the Minimum Fee with respect to such Portfolio would be less than an amount equal to the assets of such Portfolio otherwise subject to the Minimum Fee times 0.04%.

         TRANSFER AGENCY FEES: The Sub-Administrator will pay for the per account and CUSIP fees charged by the Trust's transfer agent related to the Portfolios up to but not to exceed $950,000per year. The Sub-Administrator shall not be responsible for any other transfer agency expenses, including, but not limited to, any out-of-pocket expenses.

         For any New Portfolio or new share class of either existing or new portfolios established and offered to the public during the term of this Agreement (as those terms are defined above), the Trust will be charged a fee in accordance with the effective fee schedule in place with the transfer agent at that time. The undertaking by the Sub-Administrator to pay certain transfer agency expenses as noted above shall not affect the allocation methodology of transfer agency expenses applied by the Trust: that is, any transfer agency fee incurred by a New Portfolio or new share class (whether of a portfolio existing as of the date of this Schedule B, or a new portfolio), including but not limited to any applicable minimum fee, shall be allocated pro rata among all of the then existing Fund portfolios, based on their respective net assets.

         LEGAL FEES: The Sub-Administrator will be responsible for routine legal expenses incurred by the Trust and the Portfolios in excess of $250,000 but less than $350,000 per year. The Trust will be responsible for (i) non-routine legal expenses, (ii) routine legal expenses up to $250,000 per year and (iii) routine legal expenses in excess of $350,000 per year. Routine legal expenses include annual updates to the Trust's registration statement and supplements as necessary; review of annual and semi-annual reports; board meeting attendance and preparation of minutes; annual trustee, officer and service provider questionnaires; annual review of


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investment advisory agreements; anti-money laundering and Sarbanes-Oxley related issues; establishment of new portfolios (up to two separate filings); and proxies related to affiliated portfolio mergers and acquisitions and investment policy changes that do not involve special circumstances (up to one filing per year)

Term: This Agreement shall become effective on December 1, 2005 and shall remain in effect through December 31, 2006 ("Initial Term") and, thereafter, for successive terms of one (1) year each (each a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.



                               [END OF SCHEDULE B]


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